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                                                                     EXHIBIT 2.2

                           STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 23rd day of January, 1997, by and between CROSS-CONTINENT AUTO RETAILERS, INC., a Delaware corporation ("Purchaser"), and R. DOUGLAS SPEDDING ("Seller").

                                 RECITALS

      A. The Seller is or will be the owner of all of the issued and outstanding shares of capital stock of (1) Toyota West Sales and Service, Inc., a Nevada corporation, and (2) Douglas Toyota, Inc., a Colorado corporation.

      B. Toyota West Sales and Service, Inc. and Douglas Toyota, Inc. shall hereinafter be referred to individually as a "Corporation" and collectively as the "Corporations."

      C. Purchaser desires to purchase all of the issued and outstanding capital stock of each Corporation, and Seller desires to sell such stock to Purchaser, for the consideration and upon the terms and conditions set forth in this Agreement.

                                 AGREEMENT

          For and in consideration of the premises and the mutual covenants contained herein, Purchaser and Seller agree as follows:

      1.  TRANSFER OF SHARES.   Subject to the terms and conditions set forth in
this Agreement, on the Closing Date (hereinafter defined) Seller shall sell, transfer, convey, assign, and deliver (a) 49,000 shares of common stock of Toyota West Sales and Service, Inc. (the "Toyota West Shares"), and (b) 2,800 shares of common stock of Douglas Toyota, Inc. (the "Douglas Toyota Shares"), to Purchaser by endorsing and delivering stock certificates representing the Shares (hereinafter defined) in duly transferable form, and by executing and delivering such other documents and instruments and taking such other actions as Purchaser may reasonably request in order to vest in Purchaser good, absolute, and marketable title to the Shares and to any and all other right, title, interest, claim, or demand of any kind that Seller may have in the properties, assets, or business of each Corporation. As used in this Agreement, "Shares" shall mean the Toyota West Shares and the Douglas Toyota Shares.

      2.  PURCHASE PRICE.   The total price to be paid by Purchaser to Seller
for the Shares shall be $40,000,000 (the "Purchase Price"), subject to the adjustments set forth in Paragraph 3 of this Agreement. The Purchase Price shall be allocated between the Toyota West Shares and the Douglas Toyota Shares as follows:

          (a)  Toyota West Shares                $28,000,000

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          (b)  Douglas Toyota Shares                 $12,000,000

      3.  ADJUSTMENTS TO THE PURCHASE PRICE.   The Purchase Price shall be
adjusted as follows:

      (a) In the event the Aggregate Adjusted Net Worth (hereinafter defined) is less than $6,000,000, the Purchase Price shall be reduced by an amount equal to the difference between $6,000,000 and the Aggregate Adjusted Net Worth. As used in this Agreement, the term "Aggregate Adjusted Net Worth" shall mean the aggregate net worth of the Corporations as shown as total shareholder's equity on the consolidated balance sheet of the Corporations in the Audited Financial Statements (hereinafter defined), as (i) adjusted by the inventory adjustments set forth in subparagraph 15(i), (ii) adjusted by the Post 1996 Adjustments (hereinafter defined), and (iii) reduced by the net book value of any intangible assets.

      (b) In the event the Aggregate 1996 Earnings (hereinafter defined) are less than $10,000,000, Purchaser and Seller shall mutually agree on what adjustments, if any, shall be made to the Purchase Price. As used in this Agreement, the term "Aggregate 1996 Earnings" shall mean the aggregate amount of the Corporations' 1996 net profit before income taxes as shown on the Corporations' consolidated income statement for 1996 in the Audited Financial Statements.

      4.  PAYMENT OF PURCHASE PRICE.   At Closing (hereinafter defined)
Purchaser shall pay the Purchase Price, as adjusted, as follows:

      (a) $27,000,000, less the adjustments set forth in Paragraph 3 of this Agreement, to Seller in immediately available funds.

      (b) Purchaser shall issue to Seller the number of shares of restricted common stock of Purchaser that, when multiplied by the closing price for the stock of Purchaser quoted in the Wall Street Journal for the first business day prior to the date that the transactions contemplated by this Agreement are announced to the public by Purchaser (the "Pricing Date"), will equal $12,000,000; provided, however, that if the closing price for the stock of Purchaser quoted in the Wall Street Journal for the Pricing Date is (i) less than $18.00 per share, the price to be used in making the calculation shall be $18.00, and (ii) greater than $24.00 per share, the price to be used in making the calculation shall be $24.00. Purchaser shall not issue any fractional shares and shall pay Seller cash in lieu of any fractional shares based on the closing price for the stock of Purchaser quoted in the Wall Street Journal for the Pricing Date.

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      (c) $1,000,000 shall be paid into a joint interest-bearing account for twelve (12) months under an escrow agreement (the "Escrow Agreement") between Seller and Purchaser.

      5. INDEPENDENT CONSIDERATION. Contemporaneously with the execution of this Agreement, Purchaser shall pay Seller $50,000, (a) as independent consideration for the execution of this Agreement by Seller, but shall be applied as part of, and not in addition to, the Purchase Price for the Shares, and (b) for Seller's standstill agreement set forth in subparagraph 9(f). Any other provision of this Agreement to the contrary notwithstanding, in the event of the termination of this Agreement prior to Closing for any reason other than the default of Seller, such independent consideration shall be paid to, and shall be retained by, Seller. Absent a default hereunder by Seller, such independent consideration is deemed earned by Seller as of the date of this Agreement and is non-refundable. In the event of the termination of this Agreement prior to Closing as a result of a default by Seller, Seller shall return such independent consideration to Purchaser.

      6.  CLOSING.   Subject to the terms and conditions set forth in this
Agreement, the closing ("Closing") of the purchase and sale of the Shares shall take place at the offices of Burg & Eldredge, P.C., or at such other place as may be mutually agreed upon by Purchaser and Seller, as soon as practicable following the date on which all conditions to the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived but no later than March 1, 1997. The date on which the Closing is to occur is hereinafter referred to as the "Closing Date." Any other provision of this Agreement to the contrary notwithstanding, if Seller and Purchaser have not obtained the consents required by this Agreement, prior to March 1, 1997, either Seller or Purchaser shall have the right to extend the Closing Date 60 days by giving written notice to the other party.

      7.  REPRESENTATIONS AND WARRANTIES OF SELLER.   The Seller represents and
warrants to Purchaser as follows:

      (A) AUTHORIZATION.   Seller has the authority to execute and deliver this
          Agreement and to perform Seller's obligations hereunder. This Agreement is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Douglas J. Spedding owns 280 shares of Douglas Toyota, Inc. The shares of Douglas Toyota, Inc. owned by Douglas J. Spedding are subject to that certain Stock Purchase and Re-Purchase Agreement (the "Buy-Sell Agreement") dated December 31, 1992, by and between Seller and Douglas J. Spedding, a copy of which is attached hereto as Exhibit "A." Prior to Closing the Seller will purchase the shares of Douglas Toyota, Inc.

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          owned by Douglas J. Spedding. The Seller will have at Closing (i)
          good, absolute, and marketable title to the Shares, free and clear of any liens, claims, encumbrances, or restrictions of any kind, and (ii) the complete and unrestricted right, power, and authority to sell, transfer, and assign the Shares in accordance with this Agreement.

      (B) INCORPORATION AND GOOD STANDING. Each Corporation is duly organized, validly existing and in good standing under the applicable laws of the state of its incorporation and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted. Seller has delivered to Purchaser complete and accurate copies of each Corporation's articles of incorporation and bylaws, including all amendments thereto. Each Corporation is qualified to do business and is in good standing in each state in which it transacts business. Neither Corporation has any subsidiaries nor any direct or indirect equity interest in any corporation, partnership, or other entity.
          Each Corporation has elected to be taxed as an "S" corporation under
          Section 1362 of the Internal Revenue Code of 1986, as amended, and Seller agrees to cause each Corporation to maintain it's "S" corporation status.

      (C) CAPITALIZATION. (i) Toyota West Sales and Service, Inc.. The authorized capital stock of Toyota West Sales and Service, Inc. consists of 49,000 shares of common stock, par value $0.01 per share. The Toyota West Shares constitute all of the issued and outstanding shares of capital stock of Toyota West Sales and Service, Inc., have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law. On the date hereof, the Toyota West Shares are owned beneficially and of record by the Seller. There are and will be on the Closing Date no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Toyota West Sales and Service, Inc. to issue any additional shares of its capital stock of any class or any other securities of any kind. There are no agreements that relate to the voting or control of the Toyota West Shares.

          (ii) Douglas Toyota, Inc.. The authorized capital stock of Douglas Toyota, Inc. consists of 49,000 shares of common stock, having no par value. The Douglas Toyota Shares constitute all of the issued and outstanding shares of capital stock of Douglas Toyota, Inc., have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law. On the date hereof, Seller owns 2,520 shares of Douglas Toyota, Inc. and Douglas J. Spedding owns 280 shares of Douglas Toyota, Inc. The shares of Douglas Toyota, Inc. owned by Douglas J. Spedding are subject to the Buy-Sell Agreement. All of the Douglas Toyota Shares are fully paid and non-assessable. There are and will be on the Closing Date no outstanding subscriptions, options, rights,

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          warrants, convertible securities, or other agreements or commitments obligating Douglas Toyota, Inc. to issue any additional shares of its capital stock of any class or any other securities of any kind. Except for the Buy-Sell Agreement, there are no agreements that relate to the voting or control of the Douglas Toyota Shares.

      (D) NO CONFLICTS.   To the best of Seller's knowledge, neither the
          execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and provisions hereof will violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, the articles of incorporation or bylaws of either of the Corporations, any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which either of the Corporations or the Seller are parties or by which any of them is bound, or violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any nature whatsoever on any property or asset of either of the Corporations or on the Shares.

      (E) CONSENTS.   No consent from, or other approval of, any governmental
          entity or agency or any other person or entity is necessary in connection with the execution, delivery or performance of this Agreement by Seller, other than consent from (i) the Colorado Department of Transportation, (ii) Toyota Motor Corporation of America, and (iii) the Department of Motor Vehicles of the State of Nevada.

      (F) REAL PROPERTY.   Exhibit "B" will set forth a complete and accurate
          (i) legal description of all real property owned by each Corporation,
          (ii) legal description of all real property in which each Corporation has a leasehold interest, (iii) description of each lease under which each Corporation holds such leasehold interests, and (iv) legal description of the real property owned by Seller that will be covered by the Purchase Agreements (hereinafter defined). Each of the leases is in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto. Each Corporation has performed the covenants required to be performed by it under each of the leases to which it is a party and is not in default under any of the leases to which it is a party. To the best of Seller's knowledge, the zoning of each tract of real property which will be described in Exhibit "B" permits the presently existing improvements and the continuation of the business presently being conducted on such real property. To the best of Seller's knowledge, Seller is not aware of any pending or proposed changes to such zoning. Exhibit "B" will also set forth (i) a complete and accurate description of the real property to which each Corporation intends to relocate its dealership, and (ii) the owner of such real property.

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      (G) TANGIBLE PERSONAL PROPERTY.   Exhibit "C" will set forth a complete
          and accurate description of all equipment, furniture, fixtures, and other tangible personal property owned by, in possession of, or used by each Corporation in connection with its business and a complete and accurate description of all tangible personal property in which each Corporation has a leasehold interest, together with a complete and accurate description of each lease under which each Corporation holds such leasehold interests. Each of the leases is in full force and effect and constitutes a legal, valid, and binding obligation of the parties thereto. Each Corporation has performed the covenants required to be performed by it under each of the leases to which it is a party and is not in default under any of the leases to which it is a party.

      (H) INVENTORIES.   Exhibit "D" will set forth a complete and accurate
          description of the inventory (new vehicles, used vehicles, and parts and accessories) of each Corporation. To the best of Seller's knowledge, the inventory of each Corporation consists of goods of a quality and in quantities that are saleable in the ordinary course of its business with normal mark-up at prevailing market prices. To the best of Seller's knowledge, all parts and accessories in the inventory of each Corporation are returnable and undamaged parts and accessories that (i) are still in the original, resaleable merchandising package, and in unbroken lots, (ii) were listed for sale in the then-current dealer parts and accessories price schedule for the represented manufacturers, (iii) were purchased directly from the represented manufacturers, and (iv) are returnable under the terms of the represented manufacturers' sales and service agreement for credit to the account of the Corporation.

      (I) LICENSES AND PERMITS. Exhibit "E" will set forth a complete and accurate description of all permits, licenses, franchises, certificates, and similar items and rights, owned or held by each Corporation (hereinafter collectively referred to as the "Licenses and Permits"). The Licenses and Permits are adequate for the operation of each Corporation's business; are valid and in full force and effect, except as set forth on Exhibit "E;" and will be transferred to the Purchaser at the Closing, unless such transfer is prohibited by law or by the terms of the item or right to be transferred. No additional permit, license, franchise, certificate, or similar item or right is required by either of the Corporations for the operation of its business.

      (J) INTELLECTUAL PROPERTY. Exhibit "F" will set forth a complete and accurate description of all intellectual property presently in use by each Corporation, which intellectual property includes (without limitation) patents, trademarks, tradenames, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes, advertising materials, Internet sites, and any other proprietary information or property. There are no outstanding licenses or consents to third parties granting the right to use any intellectual property owned by either of the Corporations. To the best

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          of Seller's knowledge, each Corporation owns and has the exclusive right to use its intellectual property free and clear of any claims and without any conflict with the rights of others. No royalties or fees are payable by either of the Corporations to any third party by reason of the use of any intellectual property by the Corporation. No additional intellectual property is required by either of the Corporations for the operation of its business.

      (K) TITLE TO PROPERTIES; ENCUMBRANCES.   To the best of Seller's
          knowledge, each Corporation has good, absolute, and marketable title to (or, in the case of leased property, valid and subsisting leasehold interests in) all of its properties and assets, including (without limitation) the properties and assets that will be listed on Exhibits "B", "C", "D", "E" and "F," except for properties and assets sold, consumed, or otherwise disposed of by the Corporation in the ordinary course of its business. To the best of Seller's knowledge, the properties and assets of each Corporation are subject to no liens, mortgages, encumbrances, conditional sales agreements, security interests, claims, or restrictions of any kind or character, except for (i) the encumbrances that will be listed on Exhibit "G," and (ii) liens for current taxes not yet due and payable.

      (L) FINANCIAL STATEMENTS.   The Seller has delivered to the Purchaser
          copies of a balance sheet for each Corporation dated December 31, 1996 (the "Balance Sheet Date"), and the related statement of income and retained earnings for the period ending December 31, 1996
          (hereinafter collectively referred to as the "Financial Statements"). The Financial Statements were prepared by John Kelly, CPA and are unaudited. The Financial Statements fairly present the financial condition of each Corporation at the dates mentioned and the results of its operations for the periods specified, were prepared in accordance with generally accepted accounting principles, and reflect adequate reserves for all reasonably anticipated losses, claims, and costs. Each balance sheet in the Financial Statements discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of the Corporation as of the Balance Sheet Date and includes appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet paid.

      (M) INDEBTEDNESS FOR BORROWED MONEY; GUARANTIES.   Seller has delivered to
          the Purchaser complete and accurate copies of all instruments evidencing or relating to each Corporation's indebtedness for borrowed money. To the best of Seller's knowledge, neither of the Corporations is in default or violation of any provision of any agreement evidencing or relating to its indebtedness for borrowed money.
          Exhibit "H" will set forth a complete and accurate description of all guaranties by each Corporation of any obligation or liability of any person or entity, including (without limitation) any guaranties of installment sales contracts or leases.

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      (N) TAX MATTERS.   To the best of Seller's knowledge, each Corporation has
          duly filed all federal, state, and local tax returns required to be filed by it. All federal, state, local, and foreign income, ad valorem, excise, sales, use, payroll, unemployment, and other taxes and assessments that are due and payable by Seller, each Corporation, or by Seller on behalf of either of the Corporations have been properly computed, duly reported, fully paid, and discharged to the best of Seller's knowledge. Seller is not aware of any unpaid taxes that require payment by either of the Corporations, except for current taxes not yet due and payable. To the best of Seller's knowledge, all current taxes not yet due and payable by each Corporation have been properly accrued and are accurately reflected in the Corporation's balance sheet in the Financial Statements. To the best of Seller's knowledge, neither of the Corporations has been delinquent in the payment of any tax, assessment, or governmental charge. To the best of Seller's knowledge, neither of the Corporations has had any tax deficiencies proposed or assessed against it nor has executed any waiver of the statute of limitations on the assessment or collection of any tax. The Seller agrees to indemnify and hold harmless the Purchaser with respect to any income or other tax liabilities, penalties and interest which arise from the operation of either of the Corporations prior to Closing or arise as a result of the transactions contemplated by this Agreement.

      (O) TRANSACTIONS SINCE BALANCE SHEET DATE.   Since the Balance Sheet Date,
          (i) neither of the Corporations has incurred any debts, liabilities, or obligations except current liabilities in the ordinary course of business; discharged or satisfied any liens or encumbrances, or paid any debts, liabilities, or obligations, except in the ordinary course of business; mortgaged, pledged, or otherwise subjected to any lien or other encumbrance any of its properties or assets; canceled any debt or claim; sold or transferred any properties or assets except sales from inventory in the ordinary course of business; nor entered into any transaction other than in the ordinary course of business;
          (ii) there has not been any change in the financial condition, net income, assets, liabilities, operations, or business of either of the Corporations other than changes in the ordinary course of business, none of which, individually or in the aggregate, has been material;
          (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of, or any repurchase or acquisition of, the capital stock of either of the Corporations; (iv) none of the Corporations has issued any securities or options to purchase any securities of any nature whatsoever; (v) neither of the Corporations has increased the compensation, commissions, bonuses, or other remuneration payable to any officer, director, employee, or to any other person or entity, whether now or hereafter payable; (vi) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the assets, properties or business of either of the Corporations; (vii) neither of the Corporations has made any capital expenditure or commitment in excess of $50,000.00 for additions to property, plant, or equipment;

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          (viii) neither of the Corporations has made any loan or advance to any person or entity; guaranteed any obligation or liability of any person or entity, including (without limitation) any guaranties of any installment sales contracts or leases, other than as will be set forth on Exhibit "H;" or given any indemnification to any person or entity;
          (ix) neither of the Corporations has made any sale, assignment or transfer of, additions to or transactions involving any of its tangible assets other than in the ordinary course of business; (x) neither of the Corporations has made any change in its method of accounting or accounting practices, including (without limitation) any change in depreciation or amortization policies or rates; (xi) neither of the Corporations has granted any waiver or release of any claim or right, or canceled any debt or claim held by it; (xii) neither of the Corporations has amended or terminated any material contract, agreement, or license to which it is a party; or (xiii) neither of the Corporations has agreed, in writing or otherwise, to do or permit any of the foregoing.

      (P) LITIGATION.   Exhibit "I" will set forth a complete and accurate
          description of all legal actions, suits, arbitrations, condemnation actions, or other proceedings pending or threatened against either of the Corporations, or any of their properties, assets, or business, and all orders, decrees, writs or injunctions of any court or governmental body applicable to Seller or to either of the Corporations. Neither the Seller nor either of the Corporations is aware of any facts that might result in any other action, suit, arbitration, or proceeding.

      (Q) COMPLIANCE WITH LAWS.   To the best of Seller's knowledge, there are
          no existing violations of federal, state, or local laws, ordinances, rules, codes, regulations, or orders by either of the Corporations which might materially affect the properties, assets, or business of the Corporation, except for the closure order issued by the State of Colorado, which has been appealed to the Colorado Court of Appeals, which is described on Exhibit "E." To the best of Seller's knowledge, neither of the Corporations is subject to any restriction, judgment, order, writ, injunction, decree, or award, which materially or adversely affects or is likely to materially or adversely affect the business, operations, properties, assets, or condition (financial or otherwise) of the Corporation.

      (R) CONTRACTS AND AGREEMENTS.   Exhibit "J" will set forth a complete and
          accurate description of all material contracts and agreements to which each Corporation is a party or by which it or any of its property is bound. All such contracts and agreements are in full force and effect and are binding upon the parties thereto, and none of the parties thereto is in breach of any of the provisions thereof. Except as set forth on Exhibit "J," neither of the Corporations is a party to any contract or agreement which materially or adversely affects or is likely to materially or adversely affect the

                                       9
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          business, operations, properties, assets, or condition (financial or otherwise) of the Corporation.

      (S) EMPLOYEE BENEFIT PLANS.   Exhibit "K" will set forth a complete and
          accurate description of all pension, profit-sharing, bonus, deferred compensation, percentage compensation, severance pay, retirement, health, stock option, insurance and other employee benefit plans and arrangements binding upon each Corporation. Each Corporation has complied with the provisions of and has performed the obligations required of it under such plans and arrangements, and neither of the Corporations is in default under any provision thereof in any manner. To the best of Seller's knowledge, there have been no material defaults, breaches, or omissions by either of the Corporations or any fiduciary under any of these plans or arrangements. Neither of the Corporations has incurred any liability of any nature whatsoever under any employee benefit plan or arrangement.

      (T) INSURANCE.   Exhibit "L" will set forth a complete and accurate
          description of all insurance, including (without limitation) worker's compensation, maintained by each Corporation and summarizes the substantive terms of each of the insurance policies, including (without limitation) whether the insurance policies are "claims made" or "occurrence" policies. Each Corporation is carrying insurance that is reasonable in light of the risks attendant to the business and activities in which the Corporation is engaged. All of the insurance is in full force and effect, and Seller will cause each Corporation to keep such insurance in full force and effect until the Closing Date.

      (U) PERSONNEL.   Exhibit "M" will set forth a complete and accurate list
          of all current employees of each Corporation and all independent contractors regularly performing services on behalf of each Corporation and their respective rates of compensation, including any salary, bonus or other payment arrangement made with any of them. Neither of the Corporations has any employment agreements or contracts between the Corporation and any person or entity. Neither of the Corporations is a party to or bound by any collective bargaining agreement, nor has either of the Corporations experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither of the Corporations has, to the Seller's knowledge, committed any unfair labor practice. There are no unions representing any employees of either of the Corporations. The Seller has no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of either of the Corporations. To the best of Seller's knowledge, each Corporation has paid or has made provision for the payment of all compensation due any person or entity and has complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding

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          of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the compensation of its employees.

      (V) ACCOUNTS RECEIVABLE.   Exhibit "N" will set forth a complete and
          accurate list of all accounts receivable and notes receivable of each Corporation and an aging analysis of the accounts receivable. To the best of Seller's knowledge, all receivables of each Corporation are valid and enforceable claims, arose in the ordinary course of business, require no further performance by the Corporation, and are collectable without resort to litigation. To the best of Seller's knowledge, no material objection, claim, or offset has been made regarding the receivables. Except as will be set forth on Exhibit "N," all of the receivables are current. There are and at Closing there will be no intercompany payables or intercompany receivables due or owing between (i) Seller and either of the Corporations, or (ii) the Corporations.

      (W) BROKERS AND FINDERS.   The Seller has not employed, directly or
          indirectly, any broker or finder, or incurred any liability for any brokerage fees or commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Seller in connection with this Agreement or the transactions contemplated by this Agreement.

      (X) DELIVERY OF DOCUMENTS.   Complete and accurate copies of all written
          instruments listed or described on the exhibits attached hereto have been or will be furnished to Purchaser. Each Corporation will make available to Purchaser, to the extent requested by Purchaser, all books, records, and facilities of the Corporation.

      (Y) POWERS OF ATTORNEY; AUTHORIZED SIGNATORIES.   EACH CORPORATION HAS
          provided to Purchaser (i) the names and addresses of all persons holding a power of attorney on behalf of the Corporation, and (ii) the account numbers and names of all banks or other financial institutions in which the Corporation currently has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on the accounts or deposits or to have access to the boxes.

      (Z) FULL DISCLOSURE.   No representation or warranty by Seller in this
          Agreement or in any of the exhibits attached hereto, or other statement in writing or certificate furnished or to be furnished to Purchaser by or on behalf of Seller or either of the Corporations in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

     (AA) ENVIRONMENTAL.

          (i) To the best of Seller's knowledge, there are no past or present events, conditions, circumstances, activities, practices, incidents, plans or actions, based on or resulting from the conduct of the business of either of the Corporations, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste, which will violate any laws currently in effect relating to pollution or protection of the environment (the "Environmental Laws") or any plan, order, decree, judgment, injunction, notice or demand letter from a governmental entity applicable to the Corporation, or which will give rise to any common law or other legal liability, including, without limitation, liability under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") or similar state or local laws in effect as of the date hereof. To the best of Seller's knowledge, the real property currently owned, leased or otherwise utilized by each Corporation contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable state law), as a result of which there would be a materially adverse effect on the Corporation.

          (ii) Exhibit "O" will set forth a complete and accurate description of each underground storage tank of any kind or nature located on any real property currently owned, leased or otherwise utilized by each Corporation.

          (iii) Each Corporation has delivered to Purchaser copies of all existing environmental site audits on any real property currently owned, leased, or otherwise utilized by the Corporation.

     (BB) CONTINUATION OF BUSINESS.   Seller knows of no reason why each
          Corporation cannot continue its business in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, except to the extent that Purchaser causes the business of the Corporation to change following the Closing. Seller has no reason to believe that at any time in the foreseeable future the business of either of the Corporations shall be materially or adversely affected by any event, except to the extent that the Purchaser causes the business of the Corporation to change following the Closing.

     (CC) CONTRACTS IN TRANSIT. Exhibit "P" will set forth a complete and accurate description of all contracts in transit for each Corporation.

     (DD) WARRANTIES. Exhibit "Q" will set forth a complete and accurate list of all of the warranties that have been sold on all vehicles sold by either of the Corporations for the last three (3) years.

     8.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.   Purchaser represents
and warrants to Seller as follows:

     (A)  INCORPORATION.   Purchaser has been duly incorporated, is validly
          existing, and is in good standing under the laws of the State of Delaware. At Closing Purchaser will be qualified to do business and will be in good standing in the States of Colorado and Nevada.

     (B)  AUTHORIZATION.   Purchaser has the authority to execute and deliver
          this Agreement and to perform its obligations hereunder. This Agreement is a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     (C)  NO CONFLICTS.   The execution and delivery of this Agreement and the
          consummation of the transactions contemplated by this Agreement will not result in any breach or violation of or default under any agreement or other instrument to which Purchaser is a party or by which it is bound.

     (D)  BROKERS AND FINDERS.   The Purchaser has not employed, directly or
          indirectly, any broker or finder, or incurred any liability for any brokerage fees or commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Purchaser in connection with this Agreement or the transactions contemplated hereby.

     9.   PRE-CLOSING COVENANTS.  The Seller agrees that prior to the Closing
          Date:

     (A) NOTICES AND CONSENTS. The Seller shall use Seller's best efforts to obtain any required approvals or consents to this Agreement and the transactions contemplated by this Agreement from all (i) lenders, (ii) lessors, (iii) manufacturers represented by each Corporation, and (iv) the FTC (hereinafter defined) and the Justice Department (hereinafter defined) under the Hart-Scott-Rodino Act ("HSR Act") and all regulations promulgated thereunder.

     (B)  CONDUCT OF BUSINESS BY THE CORPORATIONS PRIOR TO THE CLOSING DATE.
          The Seller shall cause each Corporation to conduct its operations according to the ordinary and usual course of business reasonably consistent with past and current practices, to maintain and preserve its assets, properties, insurance policies, business organization, and advantageous business relationships, and to retain the services of its officers, employees, agents, and independent contractors, and shall not allow either of the Corporations to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business. From the date of the execution of this Agreement to the date of Closing of the transaction contemplated hereby, Seller will not commit to or make any obligation which binds either Corporation to an expense in excess of $50,000.00 without Purchaser's prior consent.

     (C) PURCHASER'S EXAMINATION. The Seller shall cause each Corporation to permit representatives of the Purchaser to have full access to and to examine, at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, the books, records, properties, and assets of the Corporation.

     (D) AUDIT. Seller shall cause each Corporation to permit an audit to be conducted under generally accepted auditing standards, of the books, records, and financial statements of the Corporation for 1995, 1996, and any additional years if required by applicable law, and shall cause Audited Financial Statements (hereinafter defined) to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any deferred warranties, charge-backs, inventory write downs, repossessions, contracts in transit, and any other appropriate reserves. The audits shall hereinafter be referred to individually as an "Audit" and collectively as the "Audits." As used in this Agreement, "Audited Financial Statements" shall mean an audited (i) consolidated balance sheet dated December 31, 1996, for the Corporations, and (ii) consolidated income statement for the year ending December 31, 1996 for the Corporations. The Audits will be conducted by Purchaser's accountants, Price Waterhouse, assisted by Seller's accountant, John Kelly, CPA. Seller agrees to cause the full cooperation of the officers, directors and employees of each Corporation in the Corporation's Audit as requested by Purchaser. The start date of the Audits will be January 23, 1997. Each Corporation's accounting staff will assist in gathering information and providing schedules and analyses in order to have the Corporation's Audit completed by February 23, 1997. In addition, as near as possible to the Closing Date, Price Waterhouse shall review the activities of each Corporation for the period after December 31, 1996, and shall prepare a letter setting forth the unaudited adjustments that should be made to the Aggregate Adjusted Net Worth (the "Post 1996 Adjustments").

    (E) NOTICE OF CHANGES. The Seller shall give prompt written notice to Purchaser of any material adverse change in the financial condition, net income, assets, liabilities, operations, or business of either of the Corporations.

    (F)   STANDSTILL.   Except for the transactions contemplated by this
          Agreement, from the date hereof to the Closing Date, the Seller shall not, directly or indirectly, through any officer, director, employee, or otherwise, solicit or initiate the submission of any proposal or offer from any person or entity (including any officers or employees of either of the Corporations) relating to any liquidation, dissolution, recapitalization, merger, consolidation, acquisition, or purchase of all or a material portion of the assets and properties of either of the Corporations, or the acquisition or purchase of any equity interest in either of the Corporations, or participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller has agreed to this standstill provision in consideration for a portion of the independent consideration set forth in Paragraph 5.

    (G)   FURTHER ASSURANCES.   Seller shall from time to time, upon the request
          of Purchaser, execute and deliver to Purchaser such further instruments and take such other action as Purchaser may reasonably request, in order to more effectively transfer, convey, assign, and deliver, or place Purchaser in possession and control of, the Shares and the assets and properties of each Corporation, or to enable Purchaser to exercise and enjoy all rights and benefits with respect thereto.

    (H) INVESTMENT LETTER. Seller agrees to execute and deliver to Purchase an investment letter (the "Investment Letter") in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

    (I) STOCK OF DOUGLAS J. SPEDDING Seller shall exercise Seller's rights under the Buy-Sell Agreement and purchase the stock owned by Douglas
          J. Spedding in Douglas Toyota, Inc.

    (J) ENVIRONMENTAL SITE AUDITS. Seller shall obtain an environmental site audit on all real property owned, leased, or otherwise utilized by each Corporation in order to determine whether there exists any environmental condition which could reasonably be expected to result in any liability, cost, or expense to the owner, occupier, or operator of such real property arising under any Environmental Laws.

    (K) AMENDMENTS TO REAL PROPERTY LEASES. Seller shall cause each Corporation to amend each real property lease held by the Corporation (the "Amendments") to provide (i) that the lease shall have a term of no less than one (1) year from the Closing Date, and (ii) for rental in the amount set forth on Exhibit "R." The amendments of the real property leases held by the Corporations shall be referred to collectively in this Agreement as the "Amendments."

     10.  CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER.   The obligation of
Purchaser to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Purchaser:

     (A)  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER.   All
          representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date, and Seller shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Seller on or prior to the Closing Date. The Seller must have delivered to the Purchaser a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     (B)  NO ADVERSE CHANGE.   Purchaser shall have determined, to its
          satisfaction, that as of the Closing Date, there has been no material adverse change in the financial condition, net income, assets, liabilities, operations, or business of either of the Corporations.

     (C) STOCK OF DOUGLAS J. SPEDDING Seller shall have acquired all of the stock of Douglas Toyota, Inc. owned by Douglas J. Spedding

     (D)  TRANSFER OF SHARES.   The certificates representing the Shares shall
          have been transferred and conveyed by Seller to Purchaser in a manner and by instruments acceptable to Purchaser and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind. Contemporaneously with the consummation of the transfer, Seller shall put Purchaser in full possession and enjoyment of all properties and assets of each Corporation.

     (E)  ENVIRONMENTAL SITE AUDITS.   Purchaser shall have received
          environmental site audits on each tract of real property owned, leased, or otherwise utilized by each Corporation. If any of the environmental site audits discloses an environmental condition which could reasonably be expected to result in any liability, cost, or expense to the owner, occupier, or operator of the property arising under any Environmental Laws, then Seller shall have cured such environmental condition and received a "no further action" letter from the Environmental Protection Agency and any comparable state agency.

     (F) EMPLOYMENT CONTRACTS. (i) Seller shall have executed and delivered an employment contract with Purchaser that has a term of three (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

          (ii) Douglas J. Spedding shall have executed and delivered an employment contract with Douglas Toyota, Inc. that has a term of three
          (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

          (iii) Ron Carpenter shall have executed and delivered an employment contract with Toyota West Sales and Service, Inc. that has a term of three (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

          (iv) Frank Urbano shall have executed and delivered an employment contract with Toyota West Sales and Service, Inc. that has a term of three (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel.

     (G)  THIRD PARTY APPROVALS.   This Agreement and the transactions
          contemplated by this Agreement shall have received all required approvals and consents from all (i) lenders, (ii) lessors, (iii) manufacturers represented by each Corporation, (iv) the FTC and the Justice Department under the HSR Act and the regulations promulgated thereunder, (v) the New York Stock Exchange, and (vi) Morgan Stanley & Co. Incorporated.

     (H)  COMPLIANCE WITH SECURITIES LAWS.   Purchaser shall have (i) received
          the Investment Letter, and (ii) determined that all state and federal securities laws have been fully satisfied relating to the purchase of the Shares by Purchaser and the issuance of restricted stock of Purchaser to Seller. In addition, Seller shall have executed and delivered to Purchaser the Registration Rights Agreement (hereinafter defined).

     (I)  AMENDMENTS.   The Amendments shall have been executed and delivered to
          Purchaser.

     (J)  PHYSICAL INVENTORIES.   Purchaser shall have conducted the Physical
          Inventories.

     (K) PURCHASER'S REVIEW. Based on such examinations and inquiries as Purchaser shall have made or shall have caused to be made, the financial condition, net income, assets, liabilities, operations, and business of each Corporation shall be satisfactory to Purchaser, in Purchaser's sole judgment and discretion.

     (L)  APPROVAL OF DOCUMENTATION.   The form and substance of all opinions,
          certificates, instruments and other documents delivered to Purchaser in connection with this Agreement shall be satisfactory in all reasonable respects to Purchaser and Purchaser's counsel.

      (M) RESIGNATION OF DIRECTORS AND OFFICERS. Seller shall have delivered to Purchaser the written resignations of the directors and officers of each Corporation, except (i) Douglas J. Spedding as General Manager of Douglas Toyota, Inc., and (ii) Ron Carpenter as General Manager of Toyota West Sales and Service, Inc.

     (N)  OPINIONS OF COUNSEL.   Seller shall have delivered to Purchaser (i) an
          opinion of Seller's counsel, Burg & Eldredge, P.C., dated as of the Closing Date, that contains such opinions that are reasonably requested by Purchaser, including (without limitation) an opinion that the issued and outstanding capital stock of Douglas Toyota, Inc. was issued in compliance with all state and federal securities laws, and
          (ii) an opinion of counsel reasonably satisfactory to Purchaser, dated as of the Closing Date, that contains such opinions that are reasonably requested by Purchaser, including (without limitation) an opinion that the issued and outstanding capital stock of Toyota West Sales and Service, Inc. was issued in compliance with all state and federal securities laws.

     (O)  HART-SCOTT-RODINO WAITING PERIOD.   The applicable waiting period
          under the HSR Act, and the regulations promulgated thereunder, shall have expired.

     (P)  AGGREGATE ADJUSTED NET WORTH AND AGGREGATE 1996 EARNINGS.   The
          Aggregate Adjusted Net Worth, as adjusted by the Post 1996 Adjustments, shall not be less than $6,500,000, and the Aggregate 1996 Earnings shall not be less than $10,000,000.

     (Q) ADDITIONAL INFORMATION. Seller shall have furnished to Purchaser and Purchaser's counsel such additional information, certificates, and other documents as Purchaser shall have reasonably requested.

     (R) ESCROW AGREEMENT. Seller shall have executed and delivered to Purchaser the Escrow Agreement.

     (S) AUDITS. Price Waterhouse shall have performed the Audit, prepared the Audited Financial Statements, and delivered a copy of the Audited Financial Statements to Purchaser.

     (T) PURCHASE AGREEMENTS. Purchaser shall have purchased the property covered by the Purchase Agreements (hereinafter defined).

          CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.   The obligation of
Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by Seller:

     (A)  REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF PURCHASER.   All
          representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and Purchaser shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Purchaser on or prior to the Closing Date. The Purchaser must have delivered to the Seller a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

     (B)  DELIVERY OF PURCHASE PRICE.   The Purchaser shall have delivered (i)
          the cash provided for in subparagraph 4(a) of this Agreement, and (ii) the shares of restricted common stock of Purchaser provided for in subparagraph 4(b) of this Agreement.

     (C)  APPROVAL OF DOCUMENTATION.   The form and substance of all
          certificates and other documents required to be delivered to Seller in connection with this Agreement shall be satisfactory in all reasonable respects to Seller and Seller's counsel.

     (D)  ADDITIONAL INFORMATION.   Purchaser shall have furnished to Seller and
          Seller's counsel such additional information, certificates, and other documents as Seller shall have reasonably requested.

     (E) ELECTION TO PURCHASER'S BOARD OF DIRECTORS. Seller shall have been elected as a member of the Board of Directors of Purchaser.

     (F) PURCHASE AGREEMENTS. Purchaser shall have purchased the property covered by the Purchase Agreements.

     (G) BOARD APPROVAL. The Board of Directors of Purchaser shall have approved the consummation of the transactions contemplated by this Agreement.

     (H) AGGREGATE ADJUSTED NET WORTH. The Aggregate Adjusted Net Worth, as adjusted by the Post 1996 Adjustments, shall not be less than $6,000,000.

     (I) REGISTRATION RIGHTS AGREEMENT. Purchaser shall have executed and delivered to Seller the Registration Rights Agreement.

     (J) EMPLOYMENT CONTRACTS. (i) Purchaser shall have executed and delivered an employment contract with Seller that has a term of three
          (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Seller and Seller's counsel.

          (ii) Douglas Toyota, Inc. shall have executed and delivered an employment contract with Douglas J. Spedding that has a term of three (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Douglas J. Spedding and his counsel.

          (iii) Toyota West Sales and Service, Inc. shall have executed and delivered an employment contract with Ron Carpenter that has a term of three (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Ron Carpenter and his counsel.

          (iv) Toyota West Sales and Service, Inc. shall have executed and delivered an employment contract with Frank Urbano that has a term of three (3) years commencing on the Closing Date and is otherwise in form and substance reasonably satisfactory to Frank Urbano and his counsel.

     (K) APPROVAL OF PURCHASER AS THE DEALER. Purchaser shall have been approved as the dealer by the manufacturers represented by each Corporation.

     12.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.   All representations and
warranties made in this Agreement or in any certificate, schedule, document, or instrument furnished in connection with this Agreement shall survive the Closing; provided, however, that no claim or cause of action for indemnification under paragraph 13 of this Agreement for breaches of the representations and warranties made in this Agreement or in any certificate, schedule, document, or instrument furnished in connection with this Agreement shall be made twelve (12) months after the Closing Date. Notwithstanding any investigation or examination conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth in this Agreement.

     13.  INDEMNIFICATION.

     (A)  GENERAL INDEMNITY.   Seller agrees that Seller shall indemnify, defend
          and hold harmless the Purchaser and its respective successors and assigns (the "Purchaser Indemnified Parties") from and against any Claims (hereinafter defined). Claims, as used in this Agreement, include any claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Purchaser Indemnified Party arising from or related to (i) any breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) of either of the Corporations at the Balance Sheet Date that are not reflected in the Financial Statements, (iii) any condition, activity, or event, caused in whole or in part by, or engaged in, by either of the Corporations and that existed or occurred prior to the Closing Date, (iv) the infringement or claimed infringement by either of the Corporations on the rights or claimed rights of any person or entity under or in respect to any intellectual property, and (v) any tax audit of the Seller or either of the Corporations by any federal, state, or local taxing authority for any time period prior to the Closing Date.

     (B)  ENVIRONMENTAL INDEMNIFICATION.   With respect to any existing or
          potential liability arising out of any condition, activity, or event existing or occurring prior to the Closing Date with respect to any property comprising part of the properties or assets of either of the Corporations for which there is any material risk of liability to any governmental entity or agency or any other person or entity for the violation of any Environmental Laws or for which there may be liability in tort, or otherwise, and which is related to or arises out of an environmental condition, the Seller agrees that Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Parties from and against all claims, damages, liabilities, penalties, actions, suits, proceedings, demands, assessments, costs and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Purchaser Indemnified Party as a result of such environmental condition and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of such environmental condition. In the event that any claim relating to a violation of Environmental Laws shall arise, Seller, upon notice from Purchaser, shall have the first right to address and implement remediation of the environmental condition.

     (C)  OTHER INDEMNIFICATION PROVISIONS.   The foregoing indemnification
          provisions are in addition to, and not in derogation of, any other indemnification provisions in this Agreement, or any contractual, statutory, equitable or common law remedy any party may have for the breach of any representation, warranty or covenant.

     14.  NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

     (A)  SELLER'S NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.   Seller
          acknowledges that Seller has in the past, currently has, and in the future may possibly have access to certain confidential information of each Corporation, including, but not limited to, list of accounts, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Corporation (the "Confidential Information"). Seller agrees that Seller will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever except to authorized representatives of the Purchaser, or as required by law, unless the Confidential Information becomes known to the public generally through no fault of the Seller. In the event of a breach or threatened breach by the Seller of this subparagraph, the Purchaser shall be entitled to an injunction restraining the Seller from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     (B)  PURCHASER'S NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.   Purchaser
          acknowledges that it has in the past, currently has, and in the future may possibly have access to Confidential Information. The Purchaser agrees that it will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever, except to authorized representatives of the Purchaser, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Purchaser. In the event of a breach or threatened breach by Purchaser of the provisions of this subparagraph, the Seller shall be entitled to an injunction restraining the Purchaser from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. Any other provision of this Agreement to the contrary notwithstanding, Purchaser's obligations not to disclose the Confidential Information shall terminate at Closing.

     (C) INSIDER LIABILITY. The Seller acknowledges that trading in the Purchaser's securities by persons possessing material non-public information may result in private lawsuits for damages or to civil or criminal proceedings by the Securities and Exchange Commission.
          Seller also acknowledges that liability may be imposed on insiders who privately disclose otherwise non-public material information where such disclosure

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

          coincide with trading Purchaser's securities by such insiders or by the recipients of such information.

     15.  ADDITIONAL AGREEMENTS OF PURCHASER AND SELLER.

     (A) INSURANCE. In the event the transactions contemplated by this Agreement cause any of the insurance policies of either of the Corporations to lapse and the insurance policy is a "claims made" policy, Seller agrees to purchase a "tail" policy that will cover any condition, activity, or event that would have been covered under the "claims made" policy had the claim been made prior to the Closing Date. All such "tail" policies shall be purchased at the Seller's cost and expense.

     (B) ESCROW AGREEMENT. The Escrow Agreement shall provide (among other terms) that Purchaser shall be reimbursed out of the amount held in escrow for (i) any accounts receivable listed on Exhibit "N" that are not collected within 120 days of invoice date, and (ii) any contracts in transit listed on Exhibit "P" that are not collected within 30 days of the contract date. In the event any account receivable is not collected within 120 days of invoice date, upon receiving credit for such receivable from the Escrow Account, Purchaser will assign the account receivable to Seller.

     (C) PURCHASE AGREEMENTS. Seller has acquired certain real property in Las Vegas, Nevada, and RDS, Inc., a Colorado corporation, has acquired certain real property in Denver, Colorado; which will be described on Exhibit "B," for the relocation of each Corporation's dealership. Seller agrees to cause RDS, Inc. to execute and deliver to Purchaser a purchase and sale agreement covering the Denver real property, which will contain a purchase price of $2,000,000 and such other terms and conditions as RDS, Inc. and Purchaser shall mutually agree. Seller agrees to execute and deliver to Purchaser a purchase and sale agreement covering the Las Vegas real property, which will contain a purchase price of $5,500,000 and such other terms as Seller and Purchaser shall mutually agree. The above described purchase and sale agreements shall be referred to in this Agreement as the "Purchase Agreements." Purchaser and Seller agree that the purchase of the real property in Denver, Colorado and in Las Vegas, Nevada will occur simultaneous with the Closing of the transaction contemplated by this Agreement, or as soon thereafter as practicable.

     (D) STOCK OF THE PURCHASER. The certificates representing the restricted common stock of Purchaser that is issued to the Seller shall bear a restrictive legend that the stock has not been registered under applicable federal and state securities laws. It is understood and agreed that Purchaser has not agreed to register the restricted common stock of Purchaser that is to be issued to Seller.

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

     (E)  TERMINATION.

          (i) Mutual Consent. This Agreement may be terminated by the written consent of the parties.

          (ii) By the Purchaser. This Agreement may be terminated by written notice of termination given by the Purchaser to the Seller if a material default should be made by the Seller in the observance of or in the due and timely performance by Seller of any of the agreements and covenants herein contained, or if there shall have been a material breach by the Seller of any of the warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by Seller at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Purchaser.

          (iii) By the Seller. This Agreement may be terminated by written notice of termination given by the Seller to the Purchaser if a material default should be made by the Purchaser in the observance of or in the due and timely performance by the Purchaser of any agreements and covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of the warranties and representations of the Purchaser, of if the conditions of this Agreement to be complied with or performed by the Purchaser at or before Closing shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Seller.

     (F) REGISTRATION RIGHTS AGREEMENT. Seller and Purchaser agree to execute and deliver a Registration Rights Agreement (the "Registration Rights Agreement") covering the restricted common stock of the Purchaser that will be acquired by Seller at Closing.

     (G) ASSIGNMENT OF CAUSE OF ACTION. Douglas Toyota, Inc. and Seller are currently plaintiffs in Civil Action 96-B-2543, R. Douglas Spedding and Douglas Toyota, Inc. v. Colorado Motor Vehicle Dealer Board, et al., in the United States District Court for the District of Colorado. Purchaser and Seller agree that as soon as possible after the Closing, Douglas Toyota, Inc. will withdraw from the lawsuit and that Douglas Toyota, Inc. will assign its cause of action to Seller. In the event that Douglas Toyota, Inc. commences, prior to closing, any State Court actions arising out

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

          of the same or similar causes of action, upon closing , Douglas Toyota, Inc. will assign all right, title and interest to Seller in such State Court action.

     (H) HART-SCOTT-RODINO NOTIFICATION. Prior to the Closing Date, the parties shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission ("FTC") or the United States Department of Justice ("Justice Department") under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated by this Agreement, and comply promptly with any request by the FTC or the Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Purchaser, the Seller, and the Corporations as the parties need to perform their obligations hereunder. The Purchaser agrees to pay all filing fees and costs due governmental agencies with regard to the HSR Act notification and compliance.

     (I) PHYSICAL INVENTORY. Prior to the Closing Date, Purchaser or Purchaser's representatives shall conduct a physical inventory of all parts, accessories, new vehicles, and used vehicles owned by each Corporation. The Seller shall have the right to have an agent present during each physical inventory. The physical inventories shall be collectively referred to in this Agreement as the "Physical Inventories." The following adjustments shall be made to the Aggregate Adjusted Net Worth after the Physical Inventories:

          (i) Seller and Purchaser shall agree to the value of the used vehicle inventory. The net book value of the used vehicle inventory in the Audited Financial Statements shall be adjusted to the agreed value in determining the Aggregate Adjusted Net Worth. If Seller and Purchaser fail to agree on the value of any used vehicles, the Seller shall retain ownership of such used vehicles and the net book value of such used vehicles shall be deducted from the net book value of the used vehicle inventory in the Audited Financial Statements in determining the Aggregate Adjusted Net Worth.

          (ii) Seller and Purchaser shall calculate the value of the new vehicle inventory for each Corporation. The value of each new vehicle shall be the cash sum equal to the factory invoice price to the Corporation, less any factory hold-back rebate, any other factory rebates which the Corporation may have received, or to which the Corporation is or may become entitled to receive, advertising, interest credits, and PDI, plus options added at dealer cost and any freight and handling charges. All 1995 and 1996 demonstrators shall be valued for a cash sum equal to an amount as calculated above, less $0.30 per mile over 1,000 miles on the odometer as depreciation for demo service.

          The value of any new vehicle shall be decreased by an amount equal to the Corporation's actually incurred internal cost of repair for any physically damaged vehicle. The net book value of the new vehicle inventory in the Audited Financial Statements shall be adjusted to the value as calculated above in determining the Aggregate Adjusted Net Worth.

          (iii) Seller and Purchaser shall agree to the value of the parts and accessories inventory. The net book value of the parts and accessories inventory in the Audited Financial Statements shall be adjusted to the agreed value in determining the Aggregate Adjusted Net Worth. If Seller and Purchaser fail to agree on the value of any parts or accessories, the Seller shall retain ownership of such parts or accessories and the net book value of such parts or accessories shall be deducted from the net book value of the parts and accessories inventory in the Audited Financial Statements in determining the Aggregate Adjusted Net Worth.

     (j) EXCESS NET WORTH DISTRIBUTION. In the event that the Aggregate Adjusted Net Worth should exceed $6,000,000, Seller, prior to Closing, may receive a distribution equaling the excess of Aggregate Adjusted Net Worth.

     (k) LIMITATIONS ON SELLER'S LIABILITY. Notwithstanding anything herein to the contrary, the liability of Seller hereunder relating to any and all representations, warranties, indemnifications and matters set forth in Section 15(b) hereof, shall not exceed the sum of $1,000,000.

     (l)  SECTION 338(H)(10) ELECTIONS.

          i) Seller agrees to make elections under Section 338(h)(10) of the Internal Revenue Code and all comparable elections under state and local tax law with respect to the Corporations.

          ii) Purchaser and Seller shall jointly file Form 8023-A with the Internal Revenue Service in accordance with Section 338 of the Internal Revenue Code and the regulations thereunder no later than the 15th day of the ninth month beginning after the month that includes the Closing Date in accordance with Internal Revenue Code Section 338(g) and Treasury Regulation Section 1.338(h)(10) - 1(d)(2).

          iii) Purchaser and Seller shall allocate the Purchase Price to the assets conveyed pursuant to this Agreement using a reasonable asset valuation which will be agreed to by Purchaser and Seller no later than ninety (90) days after the Closing Date. In all events, however, Purchaser and Seller agree to conformity of treatment of all asset allocations with respect to the Section 338(h)(10) elections.

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

     16.  GENERAL PROVISIONS.

     (A)  ENTIRE AGREEMENT.   This Agreement contains and constitutes the entire
          agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. There are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. This Agreement is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by the Seller and the Purchaser.

     (B) EXHIBITS. The following exhibits shall be initialed by the parties and attached to this Agreement prior to or at Closing. When attached to this Agreement, the exhibits shall be made a part of this Agreement by reference.

               Exhibit "A" - The Buy-Sell Agreement
               Exhibit "B" - Real Property and Leases
               Exhibit "C" - Tangible Personal Property
               Exhibit "D" - Inventories
               Exhibit "E" - Permits and Licenses
               Exhibit "F" - Intellectual Property
               Exhibit "G" - Encumbrances
               Exhibit "H" - Guaranties
               Exhibit "I" - Legal Actions
               Exhibit "J" - Contracts and Agreements
               Exhibit "K" - Employee Benefit Plans
               Exhibit "L" - Insurance
               Exhibit "M" - Personnel
               Exhibit "N" - Accounts and Notes Receivable
               Exhibit "O" - Underground Storage Tanks
               Exhibit "P" - Contracts in Transit
               Exhibit "Q" - Warranties
               Exhibit "R" - Rentals on Real Property Leases

     (C)  THIRD PARTY CONSENTS.   The Seller and the Purchaser mutually agree to
          cooperate and use reasonable, good faith efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental bodies as may be necessary to consummate the transactions contemplated by this Agreement.

     (D)  FURTHER ACTIONS.   From time to time, as and when requested by any
          party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

     (E)  PUBLICITY.   The parties hereto agree that no public release or
          announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

     (F)  AMENDMENT.   This Agreement may not be amended, modified, or
          terminated except by an instrument in writing signed by all parties to this Agreement.

     (G)  CONSTRUCTION.   All pronouns and any variations thereof shall be
          deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

     (H)  INVALIDITY.   If any provision contained in this Agreement shall for
          any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

     (I) PAYMENT OF EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby.

     (J)  BINDING EFFECT AND ASSIGNMENT.   This Agreement shall be binding upon
          and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Only with the prior written consent of the Seller, which consent shall not be unreasonably withheld, the Purchaser may assign its rights under this Agreement to a related entity, and the Purchaser and its assignee shall be fully obligated, responsible and liable for the performance of the Purchaser's obligations hereunder regardless of any such assignment. The Seller may not assign any of the Seller's rights or delegate any of the Seller's obligations hereunder. Any assignment in violation hereof shall be void.

     (K)  ATTORNEYS' FEES.   In the event any party instigates litigation to
          enforce or protect its rights under this Agreement, the party substantially prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

     (L)  NOTICES.   All notices and other communications hereunder shall be (i)
          in writing, dated with the current date of such notice, and signed by the party giving such notice, and (ii) mailed, postpaid, registered or certified, return receipt requested, addressed to the party to be notified, or delivered by personal delivery or by overnight courier. Notice shall be deemed given when received by the party to be notified or when the party to be notified refuses to accept delivery of the notice. The initial addresses of the parties shall be as follows:

               If to Purchaser:

                    Cross-Continent Auto Retailers, Inc.
                    1201 S. Taylor
                    P.O. Box 750
                    Amarillo, Texas 79105-0750
                    ATTENTION:  ROBERT W. HALL

               With a copy to:

                    Sprouse, Mozola, Smith & Rowley, P.C.
                    P.O. Box 15008
                    Amarillo, Texas 79105-5008
                    ATTENTION:  R. WAYNE MOORE

               If to Seller:

                    R. Douglas Spedding
                    4380 E. Alameda Avenue
                    Glendale, Colorado 80222

               With a copy to:

                    Burg & Eldredge, P.C.
                    40 Inverness East
                    Englewood, Colorado  80112
                    ATTENTION:  MICHAEL S. BURG


          The parties hereto shall have the right from time to time to change their respective addresses by not less than ten (10) days prior written notice to the other parties.

     (M)  DEFINITION OF KNOWLEDGE.   As used in this Agreement, Seller's
          "knowledge" shall include the knowledge of Seller and the employees and agents of the applicable Corporation. Each representation and warranty that is limited to Seller's "knowledge" is made with the understanding that Seller has examined whatever sources of information as are in the actual possession or control of Seller or the applicable Corporation in order to verify the truth and accuracy of such representation and warranty.

     (N)  TIME IS OF THE ESSENCE.   Time shall be of the essence with respect to
          this Agreement and the consummation of the transactions contemplated hereby.

     (O) REMEDIES. None of the remedies provided for in this Agreement shall be the exclusive remedy of either party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.

     (P) SURVIVAL OF OBLIGATIONS. To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

     (Q)  WAIVER.   No waiver of any breach or default hereunder shall be
          considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     (R) GOVERNING LAW. This Agreement shall be construed, enforced, and governed in accordance with the laws of the State of Texas, except for matters related to any real property owned or leased by either of the Corporations, which shall be construed, enforced, and governed in accordance with the laws of the state in which such real property is located.

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

     (S) VENUE. The obligations of the parties to this Agreement are performable, and venue for any legal action arising out of this Agreement shall lie in Potter County, Texas.

     (T) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


     PURCHASER:               CROSS-CONTINENT AUTO RETAILERS, INC.,
                              a Delaware corporation



                              By:   ______________________________
                                    Bill Gilliland,
                                    Chairman and Chief Executive Officer




     SELLER:                  _________________________________________
                              R. Douglas Spedding

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